Exhibit 5.1

womblebonddickinson.com April 30, 2020 Delta Apparel, Inc. 322 South Main St. Greenville, SC 29601 Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8	Womble Bond Dickinson (US) LLP One Wells Fargo Center Suite 3500, 301 South College Street Charlotte, NC 28202-6037 t: 704-331-4900 f: 704-331-4955

Ladies and Gentlemen:

We have acted as counsel to Delta Apparel, Inc., a Georgia corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-8 (Registration No. 333-172018) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement registered up to 1,626,500 shares (the “Shares”) of common stock, $0.01 par value per share (“Common Stock”), issuable pursuant to awards granted under the Delta Apparel, Inc. 2010 Stock Plan (the “Prior Plan”).

The Amendment reflects that a portion of the Shares registered under the Registration Statement (which were previously available for issuance under the Prior Plan but remain unused (the “Unused Shares”), plus the number of Shares underlying any awards granted under the Prior Plan that are subsequently forfeited or terminated for any reason before vesting or being exercised (the “Carryover Shares”)) will become available for issuance under the Delta Apparel, Inc. 2020 Stock Plan (the “2020 Stock Plan”) pursuant to awards granted under the 2020 Stock Plan.

This opinion is delivered to you pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the 1933 Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Amendment other than as expressly stated herein.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation and Bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Amendment and the registration of the Unused Shares and Carryover Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed: (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

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Based on and subject to the foregoing and having regard for such legal considerations as we deem relevant, it is our opinion that the Unused Shares and Carryover Shares have been duly authorized for issuance, and when issued in accordance with the 2020 Stock Plan and any applicable award agreements, such Unused Shares and Carryover Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Georgia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to any reference to the name of our firm in the Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP